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Exhibit 5.1

[Letterhead of Debevoise & Plimpton]

November 24, 2003

SIRVA, Inc.
700 Oakmont Lane
Westmont, Illinois 60559

Registration Statement on Form S-1
of SIRVA, Inc.
(Registration No. 333-108185)

Ladies and Gentlemen:

        We have acted as counsel to SIRVA, Inc., a Delaware corporation (the "Registrant"), in connection with a Registration Statement on Form S-1 (File No. 33-108185) (the "Registration Statement") filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to an initial public offering (the "Offering") of 21,052,632 shares of the Registrant's Common Stock, par value $0.01 per share (the "Common Stock"), by the Registrant and certain stockholders of the Registrant (the "Selling Stockholders" and such shares of Common Stock, including up to 3,157,894 shares that may be sold upon exercise of underwriters' over-allotment options and any additional shares that may be registered in accordance with Rule 462(b) under the Act for sale in the Offering, the "Shares") pursuant to an underwriting agreement to be entered into among the Registrant and the several underwriters named in Schedule I to the underwriting agreement (the "Underwriting Agreement").

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Registrant.

        We are of the opinion that:

        1.     The Shares to be sold by the Registrant pursuant to the Underwriting Agreement have been duly authorized, and when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully-paid and non-assessable, under the laws of the State of Delaware.

        2.     The Shares to be sold by the Selling Stockholders pursuant to the Underwriting Agreement have been duly authorized, and validly issued and are fully paid and non-assessable, under the laws of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ DEBEVOISE & PLIMPTON

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  Exhibit 5.1
  November 24, 2003